Exhibit 2.2

PURCHASE AGREEMENT

by and among

DIVERSIFIED ENERGY COMPANY,

as Buyer,

EACH OF THE SELLERS PARTY HERETO,

as Sellers

and

JASON CANSLER,

as MIP Seller Representative

DATED AS OF
SEPTEMBER 2, 2026

TABLE OF CONTENTS
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APPENDICES:
Appendix A    -    Sellers
Appendix B    -    Definitions
EXHIBITS:
Exhibit A    -    Form of Escrow Agreement
Exhibit B    -    Distribution Percentages
Exhibit C    -    Form of MIP Interests Assignment
Exhibit D    -    Form of Seller Release
Exhibit E    -    Calculation of Closing MIP Transaction Consideration
SCHEDULES:
Schedule 1.1    -    Buyer knowledge parties

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PURCHASE AGREEMENT
This PURCHASE AGREEMENT (this “Agreement”) is dated as of September 2, 2026 (the “Execution Date”), by and among Diversified Energy Company, a Delaware corporation (“Buyer”), those Persons set forth on Appendix A attached hereto (“Sellers” and each individually a “Seller”), and Jason Cansler, solely in his capacity as the representative of the Sellers (the “MIP Seller Representative”). Buyer, Sellers, and the MIP Seller Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”
RECITALS:
WHEREAS, each Seller holds Class B Incentive Units (as defined in that certain Second Amended & Restated Limited Liability Company Agreement of Birch Permian, LLC, effective as of April 12, 2019, as amended (the “LLC Agreement”)) in Birch Permian, LLC, a Delaware limited liability company (the “Company” and such Class B Incentive Units, the “MIP Interests”);
WHEREAS, on the terms and subject to the conditions contained herein, each Seller desires to sell, and Buyer desires to purchase, all of the MIP Interests held by such Seller (the “Purchased Interests”);
WHEREAS, concurrently with the execution of this Agreement, Buyer has entered into (a) that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Buyer, DEC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Birch Permian Holdings, Inc., a Delaware corporation (“BPHI”), and Birch 2026 Stockholder Representative LLC, a Delaware limited liability company(the “Stockholder Representative”), pursuant to which Merger Sub will merge with and into BPHI (the “Merger”) and (b) that certain Birch II Membership Interests Purchase Agreement, dated as of the date hereof (the “Birch II Purchase Agreement”), by and between Buyer and Birch Permian II, LLC, a Delaware limited liability company (“Birch II”), pursuant to which Buyer will acquire from Birch II all of the equity interests in each of Milkwater, LLC, a Delaware limited liability company, and Birch II EOC, LLC, a Delaware limited liability company (such transaction, the “Birch II Subsidiary Sale”); and
WHEREAS, concurrently with the execution of this Agreement, each Seller is delivering to Buyer a duly executed Seller Release, which Seller Release shall become effective as of the Closing.
NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:
Article 1
DEFINITIONS AND INTERPRETATION

1.1Defined Terms. In addition to the terms defined in the Preamble and the Recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix B. A defined term has its defined meaning throughout this Agreement regardless of whether it appears before or after the place where it is defined, and its other grammatical forms have corresponding meanings. Capitalized terms used in this Agreement, if not otherwise defined, shall have the meanings ascribed to them in the Merger Agreement. Notwithstanding anything to the contrary herein, any term defined in the Merger Agreement that is used within any definition or provision incorporated herein by reference to the Merger Agreement shall have the meaning given to such term in the Merger Agreement, without giving effect to the definitions set forth in this Agreement (including the definition of “Company”).
1.2References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses, and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. All references to “$” shall be deemed references to Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date, and, as applicable, as consistently applied in the oil and gas industry. Unless the context requires otherwise, the word “or” is not exclusive. As used herein, the word (a) “day” means calendar day; (b) “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (c) “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause, or other subdivision unless expressly so limited; (d) “this Article,” “this Section,” “this subsection,” “this clause,” and words of similar import, refer only to the Article, Section, subsection, and clause hereof in which such words occur; and (e) “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Exhibits, and Schedules referred to herein are attached to this Agreement and by this reference incorporated herein for all purposes. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall also be deemed to refer to such Laws as in effect as of the Execution Date or as hereafter amended. Examples are not to be construed to limit, expressly or by implication, the matter they illustrate. References to a specific time shall refer to prevailing Central Time, unless otherwise indicated. Except as otherwise specifically provided in this Agreement, any agreement, instrument, or writing defined or referred to herein means such agreement, instrument, or writing, as from time to time amended, supplemented, or modified prior to the Execution Date.
Article 2
PURCHASE AND SALE OF PURCHASED INTERESTS
2.1Purchase and Sale of Purchased Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller will sell, transfer, convey, assign and deliver to the Buyer, and the Buyer will purchase, acquire and accept from each Seller, the Purchased Interests owned by such Seller.
2.2Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by the exchange of documents and signatures (or at such other location as the Parties may agree in writing), at 10:00 a.m. Central Time, on the Merger Closing Date, subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be
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satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or at such other date, time, and place as Buyer, BPHI and the MIP Seller Representative may agree to in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”
Article 3
PURCHASE PRICE; PAYMENT
3.1Purchase Price. The aggregate consideration to be paid in respect of all of the MIP Interests shall be an amount equal to $201,040,400 (as may be adjusted pursuant to Section 3.2 and Article 10, the “MIP Transaction Consideration”). Each Seller shall be entitled to receive its Distribution Percentage of the Closing MIP Transaction Consideration. The portion of the MIP Transaction Consideration payable to each Seller shall be paid by wire transfer of immediately available funds to the account(s) designated in writing by such Seller on a certificate delivered to Buyer prior to the Closing Date.
3.2Effective Date Account and Birch Permian Leakage Matters.
(a)At Closing, Buyer shall deposit, or cause to be deposited, with the Escrow Agent, in trust, cash in an amount equal to twenty percent (20%) of the Birch Permian Disputed Effective Date Amount, if any, into a segregated escrow account (the “Disputed Effective Date Escrow Account”) to be held and disbursed in accordance with the terms of this Agreement and the Escrow Agreement. The Birch Permian Disputed Effective Date Amount shall be determined pursuant to the terms and conditions set forth in the Merger Agreement (including each of Exhibits C and K thereto). Such amount deposited into such escrow account shall be funded from, and shall reduce dollar-for-dollar, the MIP Transaction Consideration otherwise payable at Closing. If any Birch Permian Disputed Effective Date Amounts are required to be deposited in the Disputed Effective Date Escrow Account pursuant to this Section 3.2(a), Buyer and the MIP Seller Representative shall take such actions as necessary to implement such escrow account and enter into the Escrow Agreement.
(b)At Closing, Buyer shall deposit, or cause to be deposited, with the Escrow Agent, in trust, cash in an amount equal to $2,895,000 (the “Birch Permian Leakage Escrow Amount”) into a segregated escrow account (the “Birch Permian Leakage Escrow Account”) to be held and disbursed in accordance with this Agreement and the Escrow Agreement. The Birch Permian Unaccounted Leakage shall be determined pursuant to the terms and conditions set forth in the Merger Agreement. The Birch Permian Leakage Escrow Amount shall be funded from, and shall reduce dollar-for-dollar, the MIP Transaction Consideration otherwise payable at Closing. If any amounts are required to be deposited in the Birch Permian Leakage Escrow Account, Buyer and the MIP Seller Representative shall take such commercially reasonable actions as necessary to implement such escrow account and enter into the Escrow Agreement. For the purposes of clarity, to the extent that the Birch Permian Estimated Leakage is greater than zero, then the MIP Transaction Consideration delivered at Closing shall be reduced by the amount equal to twenty percent (20%) of such Birch Permian Estimated Leakage (or, in the case of any portion of the Birch Permian Estimated Leakage constituting MIP Distribution Leakage, one hundred percent (100%) of such portion).
(c)Contemporaneous with such time specified in Section 3.4(c) of the Merger Agreement (and in no event later than such release to the Company Stockholders), the MIP Seller Representative and Buyer shall deliver joint written instructions to the Escrow Agent to release (i) to Buyer, 20% of the aggregate amount of Birch Permian Unaccounted Leakage (or, in the case of any portion thereof constituting MIP Distribution Leakage, 100% of such portion) finally determined in accordance with the Merger Agreement and (ii) to the Sellers (allocable among the Sellers in accordance with their respective Distribution Percentages) the balance of the Birch Permian Leakage Escrow Amount. Without limiting the rights of the MIP Seller Representative and Sellers in respect of the Birch Permian Leakage Escrow Amount, if, following the Closing, it is determined in accordance with Section 3.4 of the Merger Agreement
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that the Birch Permian Estimated Leakage exceeded the actual Birch Permian Leakage, Buyer shall, within five (5) Business Days of such determination, pay to each Seller, in accordance with its respective Distribution Percentage, its pro rata share of an amount equal to the lesser of (x) the product of (A) 20% (or, with resect to any portion of such excess attributable to MIP Distribution Leakage, 100%) and (B) the amount by which the Birch Permian Estimated Leakage exceeded the actual Birch Permian Leakage and (y) $2,895,000.
3.3Exclusive Recourse for Birch Permian Leakage. Subject to the applicable terms and conditions of the Merger Agreement, the Birch Permian Leakage Escrow Account shall be the sole and exclusive source of recovery of Buyer and its Affiliates for any Birch Permian Unaccounted Leakage following the Closing to the extent not already accounted for pursuant to the final sentence of Section 3.2(b) unless arising as the result of Fraud. Except to the extent arising as the result of Fraud of such Person, no Seller, nor any other Person, shall have any personal liability for any Birch Permian Leakage (or Birch Permian Unaccounted Leakage), whether under this Agreement or otherwise. For the avoidance of doubt, the Birch Permian Leakage Escrow Account shall be available solely to satisfy claims related to Birch Permian Unaccounted Leakage finally resolved in accordance with Section 3.4 of the Merger Agreement and shall not be a source of recovery for any breach of any representation, warranty, covenant or agreement, nor in respect of any Birch Permian Disputed Effective Date Amount claims, Title Defect claims or Environmental Defect claims.
3.4Recourse for Birch Permian Disputed Effective Date Amounts. Contemporaneous with such time specified in Section 3.6 of the Merger Agreement (and in no event later than such release to the Company Stockholders), the MIP Seller Representative and Buyer shall deliver joint written instructions to the Escrow Agent to release (i) to Buyer, twenty percent (20%) of the aggregate amount of the Birch Permian Disputed Effective Date Amount finally determined in accordance with the terms and conditions of Section 3.3(a)(i) of the Merger Agreement and/or Section 3.4(d) of the Merger Agreement (mutatis mutandis) if and to the extent such amounts were not properly attributable to the Birch Permian Effective Date Accounts as finally determined in accordance with Section 3.3(a)(i) of the Merger Agreement and/or Section 3.4(d) of the Merger Agreement (mutatis mutandis) and (ii) to the Sellers (allocable among the Sellers in accordance with their respective Distribution Percentages), the balance of the Disputed Effective Date Escrow Account. For the avoidance of doubt, the Disputed Effective Date Escrow Account shall be available solely to satisfy claims under this Agreement with respect to Birch Permian Disputed Effective Date Amount claims finally resolved in accordance with Section 3.3(a)(i) of the Merger Agreement and/or Section 3.4(d) of the Merger Agreement (mutatis mutandis) and shall not be a source of recovery for any breach of any representation, warranty, covenant or agreement, nor in respect of any Birch Permian Unaccounted Leakage claims, Title Defect claims or Environmental Defect claims.
3.5Withholding. Buyer, Sellers and MIP Seller Representative shall be entitled to deduct and withhold from the MIP Transaction Consideration or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under the Code or any other applicable Law; provided that (a) under current Law, if the MIP Seller Representative delivers, or causes to be delivered, to Buyer at or prior to the Closing a duly executed IRS Form W-9 from each Seller (or, if such Seller is disregarded from another Person for U.S. federal income Tax purposes, from such Person), dated as of the Closing Date, then the Parties agree no withholding is required (other than with respect to any amounts treated as compensation for applicable Tax purposes) and (b) promptly upon becoming aware of any change in Law which would require withholding, Buyer shall notify MIP Seller Representative of such withholding in writing in reasonable detail and shall cooperate with Sellers to reduce or eliminate any withholding that otherwise would be required. To the extent that such amounts are so properly deducted, withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to such Seller or other applicable payee in respect of which such deduction and withholding was made.
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Article 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Each Seller (on such Seller’s own behalf and not on behalf of any other Person) hereby represents and warrants, severally and not jointly, to Buyer as of the Execution Date and at Closing (except for the representations and warranties that refer to a specified date, which will be deemed to be made as of such date only) as follows:
4.1Existence and Qualification. Such Seller, if a trust, is a validly existing trust under the Laws of the jurisdiction governing such trust and has full trust power and authority to own, hold, and dispose of its assets, including the applicable MIP Interest.
4.2Authority, Validity and Effect. Such Seller, if an individual, has the legal capacity to enter into and perform such Seller’s obligations under this Agreement and to consummate the transactions contemplated hereby. Such Seller, if an entity, (acting for itself, or by its general partner, if applicable) has all requisite corporate (or equivalent) power and authority to enter into and perform such Seller’s obligations under this Agreement and to consummate the transactions contemplated hereby. All acts or proceedings required to be taken by such Seller to authorize the execution and delivery of this Agreement have been properly taken pursuant to all necessary authorization and no other action on the part of such Seller is necessary to authorize this Agreement, except as limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.
4.3Authorization and Enforceability. The execution, delivery and performance of this Agreement, all documents required to be executed and delivered by such Seller at Closing, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller (and all documents required hereunder to be executed and delivered by such Seller at Closing will be duly executed and delivered by such Seller) and this Agreement constitutes, and at the Closing such documents to be executed and delivered by such Seller at the Closing will constitute, the valid and binding obligations of such Seller, enforceable in accordance with their terms except as such enforceability may be limited by creditors’ rights.
4.4No Conflicts. The execution, delivery, and performance of this Agreement, and the transactions contemplated hereby, will not (a) violate, conflict with or result in the creation of any lien or encumbrance on the MIP Interests held by such Seller (other than any lien or encumbrance created by or at the direction of Buyer or otherwise under this Agreement), (b) violate any judgment, order, writ, injunction, ruling or decree applicable to such Seller, or (c) violate any Laws in any respect applicable to such Seller or any of its assets, in the case of the circumstances contemplated by clauses (b) or (c), as applicable, of this Section 4.4, that would result in any such judgment, order, writ, injunction, ruling, decree or violation that would impair the ability of such Seller to transfer, convey and assign the MIP Interests held by such Seller as contemplated in this Agreement.
4.5Title to MIP Interests. Such Seller holds beneficially and of record the MIP Interests identified on Appendix A as being owned by such Seller, free and clear of all Encumbrances (other than liens arising under applicable state or federal securities laws). At Closing, such Seller shall convey to Buyer good and valid title to such MIP Interests, free and clear of all Encumbrances (other than liens arising under applicable state or federal securities laws). Such Seller is not a party to (a) any option, warrant, purchase right or other agreement (other than this Agreement) that could require such Seller or, after the Closing, Buyer, to sell, transfer, license or otherwise dispose of any of such Seller’s MIP Interests; or (b) any voting trust, proxy or other agreement or understanding with respect to the voting of such Seller’s MIP Interests, other than this Agreement or the Organizational Documents of the Company.
4.6Liability for Brokers’ Fees. Buyer shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of the MIP Seller
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Representative or any Seller for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER
(a)Buyer hereby represents and warrants to Sellers as of the Execution Date and at Closing (except for the representations and warranties that refer to a specified date, which will be deemed to be made as of such date only) as follows:
5.1Existence and Qualification. Buyer is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.
5.2Organizational Power. Buyer has the requisite organizational power to enter into and perform this Agreement and to consummate the transactions contemplated by this Agreement.
5.3Authorization and Enforceability. The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by Buyer at Closing, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer (and all documents required hereunder to be executed and delivered by Buyer at Closing will be duly executed and delivered by Buyer) and this Agreement constitutes, and at the Closing such documents to be executed and delivered by Buyer at the Closing will constitute, the valid and binding obligations of Buyer, enforceable in accordance with their terms except as such enforceability may be limited by creditors’ rights.
5.4No Conflicts. The execution, delivery, and performance of this Agreement, and the transactions contemplated hereby, will not (a) violate any provision of the Organizational Documents of Buyer, (b) violate, conflict with or result in a default (with or without due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, or other financing instrument to which Buyer is a party, (c) violate any judgment, order, writ, injunction, ruling or decree applicable to Buyer, or (d) violate any Laws in any respect applicable to Buyer or any of its assets.
5.5Liability for Brokers’ Fees. None of the Sellers shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Buyer or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.
5.6Independent Evaluation.
(a)Buyer is knowledgeable of the oil and gas business and of the usual and customary practices of oil and gas producers, has retained and taken advice concerning the Purchased Interests and the Assets and transactions referenced herein from advisors and consultants that are knowledgeable about the oil and gas business, and is aware of the risks inherent in the oil and gas business and the Purchased Interests.
(b)Buyer is a party capable of making such investigation, inspection, review and evaluation of the Company Group and the Assets as a prudent purchaser would deem appropriate under the circumstances, including with respect to all matters relating to the Assets, their value, operation and suitability.
(c)In making the decision to enter into this Agreement and consummate the transactions contemplated by this Agreement, Buyer has relied solely on the basis of its own
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independent due diligence investigation of the Company Group, the Purchased Interests and the Assets and the terms and conditions of this Agreement and the Merger Agreement, and Buyer has not relied on any representation or warranty, express, statutory or implied, oral or written, or any other statement, oral or written, other than the representations and warranties contained in Article 4.
(d)Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and a sophisticated purchaser with sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of acquiring the MIP Interests.
(e)Buyer is acquiring the MIP Interests for its own account for investment purposes only and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of federal or state securities laws. Buyer understands that the MIP Interests have not been registered under the Securities Act or any state securities laws, and that the MIP Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under the Securities Act of 1933 and applicable state securities laws or pursuant to an exemption from registration under the Securities Act of 1933 and applicable state securities laws.
5.7Consents, Approvals or Waivers. Buyer’s execution, delivery, and performance of this Agreement, and the transactions contemplated hereby, is not and will not be subject to any consent, approval, or waiver from any Governmental Authority or other Third Party.
5.8Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership Proceedings pending against, being contemplated by, or threatened against, Buyer or any of its Affiliates.
5.9Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, Buyer and the Surviving Corporation will be solvent (in that both the fair value of its assets will not be less than the sum of its liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable liabilities as they become absolute and matured).
5.10Sufficiency of Funds. Buyer, as of the time at which Closing is required to take place hereunder, will have available to it sufficient funds to pay all cash amounts payable pursuant to this Agreement or otherwise in connection with, or arising from, the transactions relating thereto. Buyer expressly acknowledges and agrees that its obligations hereunder are not subject to, or conditioned on, receipt of financing.
Article 6
COVENANTS
6.1Actions Pending Closing. From the date hereof until the earlier of the Closing Date and the termination of this Agreement pursuant to Section 8.1 and except as may be required by applicable Law, no Seller will:
(a)sell, pledge or otherwise dispose of any of the MIP Interests;
(b)encumber any MIP Interests;
(c)waive or modify any rights with respect to any MIP Interests;
(d)amend, waive or otherwise modify any provision of, or right under, the LLC Agreement to the extent affecting the MIP Interests or the transactions contemplated by this Agreement;
(e)(i) grant or create any option, warrant, purchase right or other agreement that could require such Seller or, after the Closing, Buyer, to sell, transfer, license or otherwise
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dispose of any of such Seller’s MIP Interests, or (ii) enter into any voting trust, proxy or other agreement or understanding with respect to the voting of such Seller’s MIP Interests; or
(f)agree or commit to agree to do anything prohibited by clauses (a) through (e) of this Section 6.1.
6.2Public Announcements; Confidentiality.
(a)From and after the Execution Date and through the Closing Date, no Party shall make (or cause any Affiliate or any Company Group Member to make) any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Parties and BPHI (collectively, the “Public Announcement Restrictions”). The Public Announcement Restrictions shall not restrict disclosures to the extent (i) necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities or Third Parties holding rights of consent or other rights that may be applicable to the transactions contemplated herein, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents), (ii) reasonably required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, or (iii) consistent with prior press releases or other public announcements made in compliance with this Section 6.2(a); provided, in each of clauses (i) and (ii), such Party uses reasonable best efforts to afford the other Parties (and BPHI) an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon.
(b)The Parties shall keep all information and data relating to (i) this Agreement, the contents hereof, and the transactions contemplated by this Agreement and (ii) the Assets, in each case, strictly confidential (and shall cause its Affiliates to keep such information and data confidential) except for disclosures to Representatives of the Parties or BPHI (provided, however, that such Representatives are first directed by the disclosing Party to treat such information in accordance with the terms of this Agreement and, in each case, the disclosing Party will be responsible for making sure that the Representatives keep such information and data confidential) to the extent required to perform this Agreement (collectively, the “Confidentiality Restrictions”).
(c)The Confidentiality Restrictions shall not restrict disclosures that are (i) reasonably required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates; (ii) necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities or Third Parties holding Preferential Rights, rights of consent or other rights that may be applicable to the transaction contemplated by this Agreement, as reasonably necessary to provide notices, seek waivers, amendments or termination of such rights, or seek such consents); (iii) necessary for a Party to enforce its rights under this Agreement or to defend any claim brought or threatened by any other Party to this Agreement, or such Party’s Affiliates; (iv) made by any Seller to such Seller’s legal counsel, accountants, or tax advisors in connection with such Seller’s evaluation of this Agreement or the transactions contemplated hereby or for tax planning or reporting purposes, provided that such Persons are directed to treat such information as confidential; or (v) permitted pursuant to Section 6.2(a). In the case of the disclosures described under subsections (i) and (ii) of this Section 6.2(c), each Party shall use its commercially reasonable efforts to consult with the other Parties regarding the contents of any such disclosure prior to making such disclosure.
(d)To the extent that the foregoing provisions of this Section 6.2 conflict with the provisions of the Confidentiality Agreement, the provisions of this Section 6.2 shall prevail and control to the extent of such conflict.
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6.3Further Assurances. From time to time, as and when requested in writing by any Party hereto and at such requesting Party’s expense, subject to the limitations set forth herein, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, (a) the Parties shall cause the Escrow Agreement to be entered into and (b) MIP Seller Representative shall deliver or cause to be delivered to Buyer, at or prior to the Closing, an IRS Form W-9 duly executed by each Seller (or, if such Seller is disregarded from another Person for U.S. federal income Tax purposes, from such Person), dated as of the Closing Date.
6.4R&W Insurance Policy. If Buyer or one of its Affiliates obtains a R&W Insurance Policy pursuant to Section 7.13 of the Merger Agreement, then with respect to such R&W Insurance Policy, Buyer shall: (a) provide the Sellers with a reasonable opportunity to review and provide comments to the R&W Insurance Policy prior to binding coverage; (b) ensure that the R&W Insurance Policy contains a waiver by the insurer of the insurer’s rights to bring any claim against the Sellers, its respective Affiliates and its other Non-Recourse Parties, by way of subrogation, claim for contribution, or otherwise except to the extent such claims arise as the result of Fraud by such Person, and that such Persons shall be third-party beneficiaries of such waiver; (c) not waive or amend, and shall not permit any other Person to waive or amend, the R&W Insurance Policy in a manner inconsistent with clause (b) of this Section 6.3 without the MIP Seller Representative’s prior written consent; and (d) provide the Sellers with a true and complete copy of the final and issued R&W Insurance Policy as soon as reasonably practicable. For the avoidance of doubt, Buyer acknowledges and agrees that obtaining the R&W Insurance Policy under the Merger Agreement is not a condition to the Closing.
6.5Acknowledgement by the Buyer. Except as and to the extent expressly set forth in Article 4, Buyer covenants and agrees that it shall not assert, rely upon, or claim the benefit of any representation or warranty, express, statutory, or implied, whether set forth in this Agreement or in any other instrument, agreement, or contract delivered hereunder or in connection with the transactions contemplated by this Agreement, including any representation or warranty, oral or written, as to (a) title to the MIP Interests, (b) the contents, character, or nature of any descriptive memorandum, report, or information relating to the MIP Interests, (c) any estimates of value, future revenues, future results of operations, future cash flows, or future financial condition, (d) any projections, forecasts, or forward-looking statements provided to Buyer or its Representatives, or (e) any other record, file, material, or information that may have been made available or communicated to Buyer or its Representatives in connection with the transactions contemplated by this Agreement. Buyer further covenants and agrees that it shall not assert any claim or seek to impose any liability against the Sellers or their respective Affiliates in connection with any matter or circumstance relating to the MIP Interests, other than as expressly set forth in Article 4; provided, however, that nothing in this Section 6.4 waives or limits any claim by Buyer that is permissible under this Agreement with respect to Fraud by any Seller.
6.6Government Reviews. In connection with the Merger, Merger Agreement, or any of the transactions contemplated hereby, each MIP Seller shall cooperate in all respects with Buyer and BPHI (and their respective Affiliates), and provide Buyer and BPHI (and their respective Affiliates) all necessary information and assistance, in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including with respect to any filing or filings of a Notification and Report Form pursuant to the HSR Act and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby.
Article 7
CONDITIONS TO THE CLOSING
7.1Conditions to Obligations of Each Party. The obligations of Buyer and the Sellers to consummate, or cause to be consummated, the transactions contemplated by this Agreement
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are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Buyer and the Sellers:
(a)Closing of Merger. The Merger shall have been consummated or shall substantially contemporaneously be consummated in accordance with the terms of the Merger Agreement; and
(b)Closing of Birch II Subsidiary Sale. The Birch II Subsidiary Sale shall have been consummated or shall substantially contemporaneously be consummated in accordance with the terms of the Birch II Purchase Agreement.
7.2Conditions to Obligations of Buyer. The obligations of Buyer to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions any one or more of which may be waived in writing by Buyer:
(a)Each of the representations and warranties of the Sellers contained in Article 4 shall be true and correct in all respects as of the Closing Date, as if made anew at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date.
(b)Each of the covenants of the Sellers to be performed at or prior to the Closing shall have been performed in all material respects.
(c)The MIP Seller Representative shall have delivered to Buyer a certificate signed by the MIP Seller Representative, dated as of the Closing Date, certifying that, to the knowledge and belief of the MIP Seller Representative, the conditions specified in Section 7.2(a) and Section 7.2(b) have been fulfilled.
(d)The MIP Seller Representative shall have delivered to Buyer a duly executed counterpart of the Escrow Agreement, executed by the MIP Seller Representative.
(e)The MIP Seller Representative shall have delivered to Buyer a properly completed IRS Form W-9 duly executed by each Seller (or, if such Seller is disregarded from another Person for U.S. federal income Tax purposes, from such Person), dated as of the Closing Date in accordance with Section 6.3.
(f)The MIP Seller Representative shall have delivered to Buyer a duly executed counterparts of the MIP Interests Assignment, executed by each Seller.
(g)Buyer shall have received a duly executed counterpart of each Seller Release, signed by each Seller at the execution of this Agreement and effective as of the Closing.
7.3Conditions to Obligations of Sellers. The obligations of Sellers to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Sellers:
(a)Each of the representations and warranties of Buyer contained in Article 5 shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date.
(b)Each of the covenants of Buyer to be performed at or prior to the Closing shall have been performed in all material respects.
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7.4Waiver of Conditions; Frustration of Closing Conditions. Except for Sellers’ obligations to deliver the MIP Interests free and clear of all Encumbrances hereunder, all conditions to the Closing shall be deemed to have been satisfied or waived from and after the Time of Merger’s Effectiveness. None of the Sellers or Buyer may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by the failure of the Sellers, on the one hand, or Buyer, on the other hand, respectively, to (i) use reasonable best efforts to consummate the transactions contemplated hereby and (ii) otherwise comply with its obligations under this Agreement.
Article 8
TERMINATION
8.1Termination. This Agreement shall automatically terminate, without any action required on the part of any Party, upon the termination of the Merger Agreement in accordance with its terms.
8.2Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no further force or effect; provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for Fraud. Upon any termination of this Agreement, the remedies set forth in Section 9.2 of the Merger Agreement shall be the sole and exclusive remedies of all parties under this Agreement and the other Transaction Documents (other than with respect to Fraud), and the payment or retention of the Deposit Amount and the Termination Fee (each as defined in the Merger Agreement) in accordance with the Merger Agreement shall be in full satisfaction of any and all claims hereunder against Buyer and its Affiliates.
Article 9
TAX MATTERS
9.1Tax Returns.
(a)Flow-Through Tax Returns of the Company Group Members for Pre-Closing Tax Periods and Straddle Periods, if applicable, that are required to be filed after the Closing Date taking into account any applicable extensions (collectively, the “Company Prepared Tax Returns”) shall be prepared or caused to be prepared by PricewaterhouseCoopers LLP (the “Company Tax Return Preparer”) as authorized by the Stockholder Representative in accordance with the Merger Agreement. Such Company Prepared Tax Returns shall be prepared in a manner consistent with past practices of the applicable Company Group Member to the extent not inconsistent with applicable Law. All Company Prepared Tax Returns shall be provided to Buyer for review and comment no later than thirty (30) days prior to the due date for filing thereof (including applicable extensions). Consistent with Section 10.1(a) of the Merger Agreement, Buyer shall submit any reasonable comments to such Company Prepared Tax Returns to the Stockholder Representative no later than fifteen (15) days prior to the due date for filing thereof (including extensions) and the Stockholder Representative shall (and shall cause the Company Tax Return Preparer to) incorporate such reasonable comments. The Company shall file (or cause to be filed) such Company Prepared Tax Returns as prepared (or caused to be prepared) by the Company Tax Return Preparer (revised to incorporate Buyer’s reasonable comments). Any dispute regarding Buyer’s comments that the Stockholder Representative and Buyer are unable to resolve at least five (5) days prior to the due date for filing (including applicable extensions) shall be resolved by the Independent Accountant using the procedures set forth in Section 3.4(d) of the Merger Agreement to the extent applicable, and such Company Prepared Tax Return shall be filed consistent with such resolution (or, if such resolution has not occurred by such due date, filed reflecting Buyer’s reasonable comments and, if necessary, amended to reflect such resolution).
(b)Except as provided in the Transition Services Agreement, and in accordance with Section 10.1 of the Merger Agreement, all other Tax Returns of the Company Group Members (other than Tax Returns described in Section 9.1(a) of this Agreement and
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Section 10.1(b) of the Merger Agreement) for Pre-Closing Tax Periods and Straddle Periods, as applicable, that are required to be filed after the Closing Date (taking into account applicable extensions) shall be prepared and filed (or caused to be prepared and filed) by Buyer. Such Tax Returns shall be prepared in a manner consistent with past practices of the applicable Company Group Member to the extent not inconsistent with applicable Law. To the extent that the Sellers would reasonably be expected to bear economic responsibility for the Taxes reflected on such Tax Return (including, for the avoidance of doubt, through an adjustment to the Birch Permian Disputed Effective Date Accounts or Birch Permian Leakage pursuant to Section 3.2), not less than ten (10) days prior to the original or extended due date of any such Tax Return, a copy of such Tax Return shall be delivered to the Stockholder Representative for its review and comment, and Buyer shall consider in good faith any reasonable comments that the Stockholder Representative submits no later than five (5) days prior to filing such Tax Return. Buyer shall pay (or cause to be paid) all Taxes required to be paid with respect to such Tax Returns and shall deliver an as-filed copy of the same to Stockholder Representative promptly after filing; provided, this provision shall not be construed to make Buyer responsible for any Taxes for which the Sellers are economically responsible pursuant to the terms of this Agreement.
9.2Apportionment of Taxes; Closing Date Conventions; Transaction Deductions. With respect to certain Tax matters, the Parties agree, to the maximum extent permitted by applicable Law, that:
(a)consistent with the Merger Agreement, for all purposes of this Agreement (including the determination of the Birch Permian Effective Date Accounts, Birch Permian Leakage, the Final Tax Liability and any amounts described in Section 9.5), whenever it is necessary to determine the portion of any Taxes of any Company Group Member attributable to the portion of a taxable period ending on (and including) the Effective Date or the Closing Date, as applicable: (i) Taxes based upon or measured by income, gain or receipts, and withholding Taxes, shall be allocated on the basis of an interim closing of the books as of the end of the day on the Effective Date or the Closing Date, as applicable (provided, that (x) exemptions, allowances and deductions that are calculated on an annual basis shall be apportioned on a per diem basis, and (y) for the avoidance of doubt, Transaction Tax Deductions shall not be treated as calculated on an annual basis and shall instead be allocated in accordance with Section 9.2(c)); (ii) Taxes attributable to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Taxes occurred; (iii) sales, use and other similar Taxes imposed on a transactional basis shall be allocated to the period in which the transaction giving rise to such Taxes occurred; and (iv) ad valorem, property and other similar Taxes imposed on a periodic basis shall be allocated on a per diem basis;
(b)the Company and Birch Minerals shall use the “interim closing method” and the “calendar day convention” (in each case, as defined in Treasury Regulation Section 1.706-4) as of the end of the day on the Closing Date for purposes of Section 706 of the Code; and
(c)the Parties and their respective Affiliates agree to treat any Transaction Tax Deductions for which the Company Stockholders or the Sellers bear economic responsibility as deductible in a Tax period (or portion thereof) ending on or prior to the Closing Date of any Company Group Member, in each case, only to the extent such treatment is supportable at a “more likely than not” (or higher) level of comfort, and Buyer and its Affiliates (including the Company Group Members after the Closing) agree not to claim any such Transaction Tax Deductions for the benefit of Buyer (including any Company Group Member after the Closing for Tax periods (or portions thereof) beginning after the Closing Date). Unless otherwise required by applicable Law, the Buyer will cause the Company Group Members and all of its other Affiliates to file all Tax Returns consistently with the agreements set forth in this Section
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9.2(c) and not take any position inconsistent with the agreement in this Section 9.2(c) during an audit or other Proceeding with any Governmental Authority.
9.3Tax Cooperation. The Parties shall cooperate, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes.
9.4Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by Buyer and paid when due, and the Party required by applicable Law shall timely file all necessary Tax Returns and other documentation with respect to such Transfer Taxes. MIP Seller Representative and Buyer shall, and shall cause their respective Affiliates to, cooperate in good faith to minimize or eliminate, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
9.5Tax Treatment; Purchase Price Allocation.
(a)For U.S. federal and applicable state and local income Tax purposes, Buyer and Sellers agree that the transactions contemplated by this Agreement shall be treated as the sale of the Purchased Interests, as a taxable purchase by Buyer and sale by Sellers contemplated by Section 741 of the Code of the Purchased Interests in exchange for the MIP Transaction Consideration (and any other amounts properly treated as consideration for U.S. federal income Tax purposes), as adjusted pursuant to this Agreement (such resulting amount, the “Aggregate Allocable Amount” and such Tax treatment, the “Intended Tax Treatment”).
(b)No later than sixty (60) days after the date on which the MIP Transaction Consideration is finally determined pursuant to Article 3 and Article 10, the MIP Seller Representative shall prepare and deliver to Buyer a proposed allocation of the Aggregate Allocable Amount among the assets held by the Company and Birch Minerals, determined in accordance with Sections 743, 751, 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder (including the residual method thereunder), together with reasonable supporting documentation and materials (the “Allocation Statement”). Buyer may object to the Allocation Statement solely on the basis that the proposed allocation is not reasonable under Sections 743, 751, 755 or 1060 of the Code and the Treasury Regulations promulgated thereunder, and by delivering written notice to the MIP Seller Representative within twenty (20) days after its receipt of the Allocation Statement setting forth in reasonable detail the basis for such objection (together with supporting documentation and materials) and Buyer’s proposed allocation. If Buyer does not deliver a timely objection notice, the Allocation Statement shall become final and binding. If Buyer delivers a timely objection notice and Buyer and the MIP Seller Representative are unable to resolve such objection within twenty (20) days thereafter, the dispute shall be referred to the Independent Accountant for resolution in accordance with the procedures set forth in Section 3.4(d) of the Merger Agreement, mutatis mutandis. The Independent Accountant shall resolve only the disputed items, and its determination for the disputed items must fall within the range provided in the Allocation Statement and Buyer’s written comments. The Independent Accountant’s determination shall be final, conclusive and binding on the Parties. The fees and expenses of the Independent Accountant shall be borne in the manner provided in Section 3.4(d) of the Merger Agreement. Promptly following resolutions to any written comments from Buyer, the MIP Seller Representative shall deliver to Buyer a final Allocation Statement, as mutually resolved or as determined by the Independent Accountant (the “Allocation”). The Allocation shall be conclusive and binding on Buyer and Sellers and shall be adjusted, as necessary, to reflect any subsequent adjustments made to the MIP Transaction Consideration pursuant to this Agreement. Any such adjustment shall be allocated, consistent with this Section 9.5(b), to the assets held by the Company or Birch Minerals, as the case may be, to which such adjustment is attributable.
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(c)Buyer and Sellers shall not, and shall cause their respective Affiliates not to, take any position inconsistent with the Allocation or the Intended Tax Treatment on any Tax Return or in connection with any audit, litigation or other Proceeding with respect to Taxes, in each case, except to the extent otherwise required pursuant to applicable Law; provided, however, that none of Buyer or any Seller shall be unreasonably impeded in its ability and discretion to negotiate, compromise and settle any such audit, litigation or other Proceeding with respect to Taxes in connection with the Allocation or the Intended Tax Treatment. In the event that the Allocation or the Intended Tax Treatment is disputed by any Governmental Authority, the Party to this Agreement receiving notice of such dispute shall promptly notify the other Party in writing of such notice and resolution of the dispute.
9.6754 Election. Consistent with Section 10.5(c) of the Merger Agreement, the Parties shall cooperate to cause to be made, to the extent such election is not in effect, a valid election under Section 754 of the Code for the taxable year that includes or ends on the Closing Date for each of Birch Permian and Birch Minerals, and no Party shall (nor shall any Party permit any of its Affiliates or, following the Closing, any Company Group Member to) revoke, or cause the revocation of, any such election.
Article 10
TITLE & ENVIRONMENTAL MATTERS
10.1Defect Adjustments. Any adjustment to the MIP Transaction Consideration for Title Defects, Title Benefits and Environmental Defects shall be determined and applied in accordance with Article 11 of the Merger Agreement and the Escrow Agreement. For the avoidance of doubt, any such adjustment to the MIP Transaction Consideration shall be separate from and in addition to any adjustment for Birch Permian Leakage under Section 3.2 and shall not be treated as Birch Permian Leakage.
10.2Defect Escrow Deposit. At Closing, Buyer shall deposit, or cause to be deposited, with the Escrow Agent, in trust, cash in an amount equal to twenty percent (20%) of the Company Aggregate Defect Escrow Amount (the “Birch Permian Defect Escrow Amount”) into a segregated escrow account (the “Birch Permian Defect Escrow Account”) to be held and disbursed in accordance with the Escrow Agreement. The Birch Permian Defect Escrow Amount shall be funded from, and shall reduce dollar-for-dollar, the MIP Transaction Consideration otherwise payable at Closing.
10.3Defect Escrow Release. Contemporaneous with such time specified in the Escrow Agreement (and in no event later than such release to the Company Stockholders), the MIP Seller Representative and Buyer shall deliver joint written instructions to the Escrow Agent to release (a) to Buyer, twenty percent (20%) of the Defect Escrow Account that is finally determined in accordance with the Merger Agreement to be owed or payable to Buyer and (b) to the Sellers (allocable among the Sellers in accordance with their respective Distribution Percentages) in accordance with their respective Distribution Percentage, the balance of the Defect Escrow Account.
Article 11
SELLER REPRESENTATIVE
11.1Designation. The MIP Seller Representative named herein is hereby designated to act as the representative of the Sellers under this Agreement. MIP Seller Representative shall act as the Sellers’ agent, representative and attorney-in-fact to execute any and all documents on behalf of the Sellers, and to take any other actions on behalf of the Sellers which may be required, appropriate, helpful or allowed pursuant to this Agreement in order to consummate the transactions contemplated by this Agreement and perform their obligations hereunder before, at or following the Closing.
11.2Authority. Subject to Section 11.6, without limiting the generality of the foregoing, MIP Seller Representative shall have the full and exclusive authority to (a) agree with Buyer with respect to any matter deemed necessary by MIP Seller Representative in connection
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with this Agreement, give and receive notices on behalf of the Sellers, and act on behalf of the Sellers in connection with any matter as to which the Sellers are or may be obligated under this Agreement, all in the absolute discretion of MIP Seller Representative; (b) deliver wire instructions to Buyer for the direct disbursement to each Seller, in accordance with their respective Distribution Percentages, of the MIP Transaction Consideration and any adjustment thereto; (c) deliver joint written instructions (alongside Buyer) to the Escrow Agent authorizing disbursement to Buyer of all or a portion of any of the Birch Permian Leakage Escrow Funds, the Birch Permian Defect Escrow Funds, or the funds associated with the Disputed Effective Date Escrow Account and take any other actions in connection with or pursuant to the Escrow Agreement; (d) deliver joint written instructions (alongside Buyer) to the Escrow Agent authorizing disbursement to the Sellers of all or a portion of the Birch Permian Leakage Escrow Funds, the Birch Permian Defect Escrow Funds, the funds associated with the Disputed Effective Date Escrow Account and the Expense Fund; (e) take any actions necessary or desirable in connection with the exclusive recourse provisions of Section 3.3, including to withhold funds (in addition to funds held in the Expense Fund) for satisfaction of expenses or other liabilities or obligations or to withhold funds for potential claims made hereunder; and (f) engage counsel, accountants and other advisors and incur expenses on behalf of the Sellers.
11.3Binding Decisions; Rights. Subject to this Section 11.3, decisions by MIP Seller Representative within the scope of the authority granted pursuant to this Section 11.3 shall be binding upon all Sellers, and no Seller shall have the right to contest the same. A decision, act, consent or instruction of MIP Seller Representative shall constitute a decision of all Sellers and shall be final, binding and conclusive upon the Sellers and Buyer may rely upon any such decision, act, consent or instruction of MIP Seller Representative as being the decision, act, consent or instruction of each and every Seller. The Sellers shall cooperate with MIP Seller Representative and any accountants, attorneys or other agents whom MIP Seller Representative may retain to assist in carrying out its duties hereunder. MIP Seller Representative may communicate with the Sellers or any other Person concerning MIP Seller Representative’s responsibilities hereunder, but MIP Seller Representative is not required to do so. MIP Seller Representative has a duty to serve in good faith the interests of the Sellers and to perform its designated role under this Agreement, but MIP Seller Representative shall have no financial liability whatsoever to any Person relating to its service hereunder (including any action taken or omitted to be taken), except that MIP Seller Representative shall be liable for harm which it causes by an act of bad faith or willful misconduct or a violation of its obligations under this Agreement. The Sellers shall reimburse MIP Seller Representative for all costs and expenses (including reasonable attorneys’ or other professional fees and expenses) incurred and shall indemnify and hold harmless MIP Seller Representative against any losses, costs and expenses (including reasonable attorneys’ or other professional fees and expenses) or other liability arising out of its service as MIP Seller Representative under this Agreement, other than for harm caused by an act of bad faith or willful misconduct. If not paid directly to MIP Seller Representative by the Sellers, any such losses, costs and expenses (including reasonable attorney’s or other professional fees and expenses) or other liability may be recovered by MIP Seller Representative from the funds in the Expense Fund. The indemnity and reimbursement obligations of the Sellers set forth in this Section 11.3 shall be on a several basis (and not joint and several) and shall only be recoverable from the Sellers, in accordance with their respective Distribution Percentages.
11.4Resignation. MIP Seller Representative may resign at any time by notifying Buyer and the Sellers in writing, but such resignation shall only be effective upon the election of a successor MIP Seller Representative. If MIP Seller Representative resigns or otherwise ceases to serve as MIP Seller Representative, a successor MIP Seller Representative shall be appointed with the consent of the Sellers holding a majority of the MIP Interests immediately prior to the Closing. Notice of the appointment of a successor MIP Seller Representative shall be given promptly to Buyer. Such successor MIP Seller Representative shall exercise the rights and powers of and be entitled to the indemnity, reimbursement and other benefits of the original MIP Seller Representative.
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11.5Expense Fund. At Closing, Buyer shall deduct from the MIP Transaction Consideration otherwise payable to the Sellers an amount equal to $1,050,000 (the “Expense Fund Amount”) and shall deposit such amount into an account designated in writing by MIP Seller Representative (the “Expense Fund”). The Expense Fund shall be used by MIP Seller Representative solely to pay expenses incurred in its capacity as MIP Seller Representative, including fees of counsel, accountants and other advisors. For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Sellers at the time of Closing. Once MIP Seller Representative determines, in its sole discretion, that MIP Seller Representative will not likely incur any additional expenses in its capacity as MIP Seller Representative, then MIP Seller Representative will appropriately disburse the remaining unused Expense Fund, if any, to the Sellers in accordance with their respective Distribution Percentages.
11.6Stockholder Representative. Each Seller hereby acknowledges and agrees that the Stockholder Representative shall act as the sole and exclusive representative on behalf of the Sellers for all purposes under Section 10.1, and the MIP Seller Representative shall have no independent authority with respect to any such matters. Each Seller further acknowledges and agrees that the Stockholder Representative has the sole and exclusive authority to conduct and resolve all purchase price adjustments contemplated by the Merger Agreement (including adjustments to the Birch Permian Effective Date Accounts and Birch Permian Leakage Escrow Account pursuant to Section 3.3 of the Merger Agreement and determinations by the Independent Accountant pursuant to Section 3.4(d) of the Merger Agreement), and the MIP Seller Representative shall have no independent authority with respect to any such matters. Without limiting the foregoing, each Seller acknowledges and agrees that all decisions by the Stockholder Representative within the scope of the authority granted pursuant to this Section 11.6 shall be binding upon all Sellers, and no Seller shall have the right to contest the same.
Article 12
MISCELLANEOUS
12.1Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Any Party’s delivery of an executed counterpart signature page by email is as effective as executing and delivering this Agreement in the presence of the other Parties. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.
12.2Survival; Sources of Recovery.
(a)Each of the representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by such Party prior to the Closing) of the Parties set forth in this Agreement or any other document contemplated hereby, or in any certificate delivered hereunder or thereunder, will terminate effective immediately as of the Closing. Each covenant and agreement requiring performance at or after the Closing, will, in each case, expressly survive Closing in accordance with its terms, and nothing in this Section 12.2 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement. Following the Closing, the remedies set forth in this Agreement shall be the sole and exclusive remedies of the Parties and their respective Affiliates for any Damages or other claims relating to or arising out of this Agreement (other than with respect to Fraud).
(b)The Buyer acknowledges and agrees that no Seller shall have any liability whatsoever for any breach of any representation or warranty of the Sellers set forth in Article 4 or for any breach of any covenant or agreement of the Sellers that contemplates or requires performance prior to the Closing (other than, in each case, in the case of Fraud).
(c)For the avoidance of doubt, (i) the Birch Permian Leakage Escrow Account shall be available solely to satisfy claims associated with Birch Permian Unaccounted Leakage as finally determined in accordance with the terms of this Agreement and the Merger
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Agreement and shall not be a source of recovery for any breach of any representation, warranty, covenant or agreement, (ii) the Defect Escrow Account shall be available solely to satisfy Title Defect and Environmental Defect claims finally resolved in accordance with the terms of this Agreement and the Merger Agreement and shall not be a source of recovery for any breach of any representation, warranty, covenant or agreement (other than the Title Defect, Title Benefit and Environmental Defect remedies expressly set forth in Article 10), (iii) the Disputed Effective Date Escrow Account shall be available solely to satisfy claims with respect to the Birch Permian Disputed Effective Date Amounts finally resolved in accordance with the terms of this Agreement and the Merger Agreement, and (iv) Buyer, on behalf of itself and its Affiliates, agrees that it will not assert or pursue any claim or legal theory, whether sounding in contract, tort or otherwise, that is inconsistent with the foregoing limitations.
(d)The Sellers have entered into this Agreement in reliance upon Buyer’s agreement to obtain, or to use reasonable best efforts to obtain, the R&W Insurance Policy pursuant to Section 7.13 of the Merger Agreement. Buyer acknowledges and agrees that, following the Closing, Buyer’s sole recourse for any breach of any representation or warranty of the Sellers set forth in Article 4 (other than with respect to Fraud) shall be the R&W Insurance Policy (to the extent obtained), and Buyer shall not seek any recovery against any Seller or any Non-Recourse Party with respect to any such breach.
12.3Notice. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English, and shall be deemed to have been given (a) when delivered personally, by courier, to the addressee, (b) when received by the addressee if sent by registered or certified mail, postage prepaid, or (c) on the date sent by email (provided that no failure message is generated) if sent during normal business hours of the recipient or on the next Business Day if sent after normal business hours of the recipient. Such notices and other communications must be sent to the following addresses or email addresses:
If to Buyer:
Diversified Energy Company PLC
414 Summers Street
Charleston, WV 25301
Attn:    Benjamin Sullivan
Senior Executive Vice President, Chief Legal and Risk Officer, and Corporate
Secretary
Email:     bsullivan@dgoc.com
With a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, Texas 77002
Attn:    Rahul Vashi, Tull Florey; Mike Sellner
Email:    RVashi@gibsondunn.com; TFlorey@gibsondunn.com; MSellner@gibsondunn.com
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If to any Seller, to the address and email address set forth opposite such Seller’s name on Appendix A hereto.
Any Party may change its address or email address for notice purposes by written notice to the other Parties in the manner set forth above.
12.4Expenses. Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement shall be consummated.
12.5Governing Law.
(a)THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
(b)THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY LOCATED IN WILMINGTON, DELAWARE (OR, IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, ANY OTHER STATE OR FEDERAL COURT LOCATED IN WILMINGTON, DELAWARE) AND APPROPRIATE APPELLATE COURTS THEREFROM FOR THE RESOLUTION OF ANY DISPUTE, CONTROVERSY, OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL ACTIONS, SUITS, AND PROCEEDINGS IN RESPECT OF SUCH DISPUTE, CONTROVERSY, OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, (i) ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION, SUIT, OR PROCEEDING IN ANY OF THE AFORESAID COURTS, (ii) ANY CLAIM IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH ACTION, SUIT, OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (iii) THE RIGHT TO OBJECT, IN CONNECTION WITH SUCH ACTION, SUIT, OR PROCEEDING, THAT ANY SUCH COURT DOES NOT HAVE ANY JURISDICTION OVER SUCH PARTY. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PAPERS, NOTICES, OR PROCESS AT THE ADDRESS SET OUT IN SECTION 12.3 OF THIS AGREEMENT IN CONNECTION WITH ANY ACTION, SUIT, OR PROCEEDING AND AGREES THAT NOTHING HEREIN WILL AFFECT THE RIGHT OF THE OTHER PARTY TO SERVE ANY SUCH PAPERS, NOTICES, OR PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE, CONTROVERSY, OR CLAIM MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.
(c)EACH PARTY HERETO WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
12.6Waivers. Any provision of this Agreement (including Exhibits and Schedules hereto) may be waived prior to the Time of Merger’s Effectiveness if, and only if, such waiver is in writing and signed by the Party against whom compliance is owed, but not in any other manner; provided, however, that (a) the MIP Seller Representative may grant waivers on behalf
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of the Sellers only to the extent such waivers do not disproportionately reduce the amounts to be received by the Sellers (taken as a whole) in accordance with the terms, and subject to the conditions, set forth in the Merger Agreement (as the same may be amended or modified in accordance with its terms) compared to the Company Stockholders (taken as a whole) and (b) any waiver that would disproportionately affect one or more Sellers or that would affect fewer than all Sellers, shall require the written consent of such Sellers that are disproportionately affected by such waiver, and the MIP Seller Representative shall have no authority to grant any such waiver without such consent. No waiver of, consent to a change in, or any delay in timely exercising any rights arising from, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
12.7Assignment.
(a)Buyer may not assign or otherwise transfer all or any part of this Agreement, nor assign or delegate any of its rights or duties hereunder, without the prior written consent of the MIP Seller Representative (acting on behalf of the Sellers) and BPHI (which consent may be withheld for any reason), and any transfer or delegation made without such consent shall be void.
(b)No Seller may assign or otherwise transfer all or any part of this Agreement, nor assign or delegate any of its rights or duties hereunder, without the prior written consent of Buyer, BPHI and the MIP Seller Representative (which consent may be withheld for any reason), and any transfer or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.
12.8Entire Agreement. This Agreement (including, for purposes of certainty, the Appendices, Exhibits and Schedules attached hereto), and any other documents to be executed hereunder, constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.
12.9Amendment.
(a)Subject to clauses (b) and (c) below, this Agreement may be amended or modified only by an agreement in writing executed by Buyer and the MIP Seller Representative (acting on behalf of the Sellers), with the prior written consent of BPHI, and expressly identified as an amendment or modification.
(b)Any amendment or modification of this Agreement that would reduce the MIP Transaction Consideration or otherwise adversely affect the economic rights of the Sellers hereunder shall require the prior written consent of Sellers holding a majority of the MIP Interests immediately prior to the Closing (in addition to Buyer and the MIP Seller Representative).
(c)Any amendment or modification of this Agreement that would disproportionately and adversely affect one or more Sellers relative to the other Sellers, shall require the prior written consent of a majority of the Sellers adversely affected thereby (determined by reference to MIP Interests held by such adversely affected Sellers immediately prior to the Closing), and the MIP Seller Representative shall have no authority to agree to any such amendment without such consent.
12.10No Third Party Beneficiaries. Except for the Non-Recourse Parties and BPHI, nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy, or right of any kind.
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12.11Construction. The Parties acknowledge that (a) the Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions, and (c) the Parties and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement. Each Seller further acknowledges that (i) it has had the opportunity to be represented by independent legal counsel of its choosing in connection with the negotiation, preparation, and execution of this Agreement, (ii) it has been advised to seek independent legal counsel, and (iii) it has either been so represented or has voluntarily elected not to retain counsel.
12.12Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE OR ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.
12.13Non-Recourse. Each of the Parties agrees, on behalf of itself and its respective Non-Recourse Parties, that all Proceedings (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement or any of the transactions contemplated hereunder; (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with, or as an inducement to, this Agreement); (c) any breach or violation of this Agreement; and (d) any failure of any of the transactions contemplated hereunder to be consummated may be made only against (and are those solely of) the Persons that are, in the case of this Agreement, expressly identified as Parties, and subject to the terms and conditions of, this Agreement. In furtherance of the foregoing, none of Buyer or any of its Affiliates shall, directly or indirectly, make an assertion against any Non-Recourse Party that is inconsistent with the terms and conditions of this Section 12.13.
12.14Time of Essence. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.
12.15Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but, if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable Law, then such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed, and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal, or unenforceable provision.
12.16Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or
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any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 12.16, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity. Each Party accordingly agrees (a) the non-breaching Party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching Party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement and will not plead in defense thereto that there are adequate remedies at Law, all in accordance with the terms of this Section 12.16. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 12.16, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall any Seller be entitled to seek or obtain specific performance, an injunction or any other equitable relief to require Buyer to effect the Closing. Notwithstanding the foregoing, in no event shall any Seller or the MIP Seller Representative be entitled to enforce specifically the obligation of Buyer to consummate the Closing, it being acknowledged and agreed that the rights and remedies under Section 9.2 of the Merger Agreement constitute the applicable remedy of the Sellers in respect of any failure of the Closing to occur.
12.17Attorneys’ Fees. In any action or proceeding instituted by a Party arising in whole or in part under, related to, based on or in connection with this Agreement or the subject matter hereof, the prevailing Party shall be entitled to receive from the losing Party reasonable attorneys’ fees, costs and expenses incurred in connection therewith, including any appeals therefrom; provided that such in no event shall the reimbursement amount exceed the amount of any final judgment or deemed value of any final determination related to such action or proceeding.
[Signature Pages Follow]

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IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

BUYER:

DIVERSIFIED ENERGY COMPANY

By:	/s/ Benjamin M. Sullivan
Name:	Benjamin M. Sullivan
Title:	Senior Executive Vice President, Chief Legal and Risk Officer, and Corporate Secretary

SELLERS:

Jason Cansler

By:	/s/ Jason Cansler

Cansler 2020 Children’s Trust

By:	/s/ Dan L. Evans
Name Dan L. Evans
Title: Trustee

Brian Harper

By:	/s/ Brian Harper

Harper 2020 Gift Trust

By:	/s/ Kara Barlow
Name: Kara Barlow
Title: Trustee

Michael Alberter

By:	/s/ Michael Alberter

[Signature Page to Purchase Agreement]

Alberter Galvan Family Trust

By:	/s/ Jennifer A. H. Deaton
Name: Jennifer A. H. Deaton
Title: Trustee

Peter Dillett

By:	/s/ Peter Dillett

Dillett 2024 Irrevocable Trust FBO Andrew Dillett

By:	/s/ Mary McGrath
Name: Mary McGrath
Title: Trustee

Dillett 2024 Irrevocable Trust FBO Anthony Dillett

By:	/s/ Mary McGrath
Name: Mary McGrath
Title: Trustee

Dillett 2024 Irrevocable Trust FBO Marcus Dillett

By:	/s/ Mary McGrath
Name: Mary McGrath
Title: Trustee

Jeffrey Fooshee

By:	/s/ Jeffrey Fooshee

[Signature Page to Purchase Agreement]

David M. Frazier

By:	/s/ David M. Frazier

Madeline Louise Frazier 2000 Trust

By:	/s/ Ryan R. Murphy
Name: Ryan R. Murphy
Title: Trustee

Marshall Riley Frazier 2000 Trust

By:	/s/ Ryan R. Murphy
Name: Ryan R. Murphy
Title: Trustee

Julien R. Smythe

By:	/s/ Julien R. Smythe

Smythe 2020 Irrevocable Trust

By:	/s/ Daniel T. Smythe
Name: Daniel T. Smythe
Title: Trustee

Jeremy P. McKamey

By:	/s/ Jeremy P. McKamey

Erik Hiemstra

[Signature Page to Purchase Agreement]

By:	/s/ Erik Hiemstra

Nick Goodman

By:	/s/ Nick Goodman

Kyle Miller

By:	/s/ Kyle Miller

MIP SELLER REPRESENTATIVE:

JASON CANSLER

By:	/s/ Jason Cansler
Name:	Jason Cansler

[Signature Page to Purchase Agreement]

APPENDIX A
SELLERS

APPENDIX B
DEFINITIONS
“Company Aggregate Defect Escrow Amount” has the meaning set forth in the Merger Agreement, to the extent (and solely to the extent) attributable to Birch Permian or any of its Subsidiaries (but excluding Birch Resources).
“Aggregate Allocable Amount” has the meaning set forth in Section 9.5(a).
“Agreement” has the meaning set forth in the Preamble.
“Allocation” has the meaning set forth in Section 9.5(b).
“Allocation Statement” has the meaning set forth in Section 9.5(b)
“Assets” means all of the assets and properties of the Company and its Subsidiaries.
“Birch II” has the meaning set forth in the recitals.
“Birch II Purchase Agreement” has the meaning set forth in the recitals.
“Birch II Subsidiary Sale” has the meaning set forth in the recitals.
“Birch Permian Defect Escrow Account” has the meaning set forth in Section 10.2.
“Birch Permian Defect Escrow Amount” has the meaning set forth in Section 10.2.
“Birch Permian Defect Escrow Funds” means the funds held in the Birch Permian Defect Escrow Account from time to time.
“Birch Permian Disputed Effective Date Amount” means the Disputed Effective Date Amounts to the extent (and solely to the extent) attributable to Birch Permian and its Subsidiaries (but excluding Birch Resources).
“Birch Permian Effective Date Accounts” means the Effective Date Accounts to the extent (and solely to the extent) attributable to Birch Permian and its Subsidiaries (but excluding Birch Resources).
“Birch Permian Estimated Leakage” means the Company Estimated Leakage to the extent (and solely to the extent) attributable to Birch Permian and its Subsidiaries (but excluding Birch Resources).
“Birch Permian Leakage” means Leakage to the extent (and solely to the extent) attributable to Birch Permian or any of its Subsidiaries (but excluding Birch Resources); provided, that, notwithstanding anything to the contrary in this Agreement or the Merger Agreement (including the final proviso of the definition of “Leakage” set forth in the Merger Agreement), any distribution, dividend or payment described in clause (a) of the definition of

“Leakage” set forth in the Merger Agreement that is made by Birch Permian to or for the benefit of any Seller or any Affiliate of a Seller shall constitute Birch Permian Leakage hereunder without regard to any deemed reduction thereof pursuant to the Merger Agreement, and one hundred percent (100%) (rather than twenty percent (20%)) of any such amount shall be taken into account for all purposes of this Agreement (including Section 3.2 and Section 3.3) (any such Birch Permian Leakage, “MIP Distribution Leakage”).
“Birch Permian Leakage Escrow Account” has the meaning set forth in Section 3.2(b).
“Birch Permian Leakage Escrow Amount” has the meaning set forth in Section 3.2(b).
“Birch Permian Leakage Escrow Funds” means the funds held in the Birch Permian Leakage Escrow Account from time to time.
“Birch Permian Unaccounted Leakage” means Unaccounted Leakage to the extent (and solely to the extent) attributable to Birch Permian and its Subsidiaries (but excluding Birch Resources).
“BPHI” has the meaning set forth in the recitals.
“Buyer” has the meaning set forth in the Preamble.
“Buyer’s knowledge” or “knowledge of Buyer” means the information actually and personally known by the Persons set forth for Buyer on Schedule 1.1.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing MIP Transaction Consideration” means an aggregate amount equal to the MIP Transaction Consideration, minus (a) the Birch Permian Leakage Escrow Amount, minus (b) twenty percent (20%) of the Birch Permian Disputed Effective Date Amounts, minus (c) twenty percent (20%) of the Birch Permian Defect Escrow Amount (if any), minus (d) the Expense Fund Amount, and then as further adjusted pursuant to the terms of the Seller Agreement; provided, that consideration may be reallocated among this Agreement, the Merger Agreement and the Birch II Purchase Agreement pursuant to and in accordance with the terms of the Seller Agreement so long as the aggregate consideration payable by Buyer and its Affiliates under this Agreement, the Merger Agreement and the Birch II Purchase Agreement, taken as a whole, is not increased or decreased thereby. The Closing MIP Transaction Consideration shall be calculated using a template substantially in the form of Exhibit E.
“Company” has the meaning set forth in the recitals.
“Company Group” means the Company and each of its Subsidiaries (but excluding Birch Resources).
“Company Group Member” means any member of the Company Group.

“Company Prepared Tax Returns” has the meaning set forth in Section 9.1(a).
“Company Tax Return Preparer” has the meaning set forth in Section 9.1(a).
“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Birch Resources and Diversified Gas & Oil Corporation, dated May 11, 2026.
“Confidentiality Restrictions” has the meaning set forth in Section 6.1.
“Disputed Effective Date Escrow Account” has the meaning set forth in Section 3.2(a).
“Distribution Percentage” means, with respect to each Seller, the percentage set forth in the column labeled “Distribution Percentages” opposite such Seller’s name on Appendix A.
“Escrow Agreement” means the escrow agreement by and among the MIP Seller Representative, Buyer and Escrow Agent, in the form attached hereto as Exhibit A to be entered into on the Closing Date.
“Execution Date” has the meaning set forth in the Preamble of this Agreement.
“Expense Fund” has the meaning set forth in Section 11.5.
“Expense Fund Amount” has the meaning set forth in Section 11.5.
“Fraud” means actual and intentional fraud, and more specifically, shall be limited to a knowing and intentional misrepresentation with respect to the representations and warranties set forth in Article 4 (with respect to the Sellers) and Article 5 (with respect to Buyer) or in any certificate delivered pursuant to Section 7.2, as applicable, with the intent that the other Party rely thereon, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories.
“Intended Tax Treatment” has the meaning set forth in Section 9.5(a).
“LLC Agreement” has the meaning set forth in the recitals.
“Merger” has the meaning set forth in the recitals.
“Merger Agreement” has the meaning set forth in the recitals.
“Merger Closing Date” means “Closing Date” as defined in the Merger Agreement.
“Merger Sub” has the meaning set forth in the recitals.
“MIP Interests” has the meaning set forth in the recitals.
“MIP Interests Assignment” means an assignment of the MIP Interests in substantially the form attached hereto as Exhibit C executed by each Seller with respect to such Seller’s MIP Interests.

“MIP Seller Representative” has the meaning set forth in the recitals.
“MIP Transaction Consideration” has the meaning set forth in Section 3.1.
“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.
“Public Announcement Restrictions” has the meaning set forth in Section 6.1(a).
“Purchased Interests” has the meaning set forth in the recitals.
“Seller” and “Sellers” has the meaning set forth in the recitals.
“Seller Release” means a release in substantially the form attached hereto as Exhibit D executed by each Seller.
“Stockholder Representative” has the meaning set forth in the recitals.
“Transfer Taxes” has the meaning set forth in Section 9.4.
* * *

EXHIBITS

Exhibit A    -    Form of Escrow Agreement
Exhibit B    -    Distribution Percentages
Exhibit C    -    Form of MIP Interests Assignment
Exhibit D    -    Form of Seller Release
Exhibit E    -    Calculation of Closing MIP Transaction Consideration
Exhibits

Exhibits

SCHEDULES

Schedule 1.1    -    Buyer knowledge parties
Schedules